EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Allied Irish Banks, p.l.c.

We consent to the use of our reports with respect to the December 31, 2006 consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein.

KPMG /s/ Dublin, Ireland 19 June 2007